                                                                    EXHIBIT 99A

PRESS RELEASE
     THAMES WATER PLC PROPOSED ACQUISITION OF E'TOWN CORPORATION ("E'TOWN")
                 PROVIDES FOR FURTHER NORTH AMERICAN EXPANSION

WESTFIELD, N.J. (NYSE - ETW) -- November 22, 1999 -- E'town today announces that it has entered into an agreement with Thames Water Plc ("Thames Water") under which Thames Water has agreed, subject to certain conditions, to acquire E'town for $607 million, or $68 per share, in cash. Thames Water will also assume the net debt of E'town, which was $341 million as of September 30, 1999. The acquisition will take the form of a merger of E'town with a newly formed subsidiary of Thames Water.

     Anne Evans Estabrook, chairman of E'town said, "The Board of E'town believes that the offer by Thames Water is in the best interests of our shareholders, customers and employees who will all benefit from the advantages of E'town becoming part of a larger international company.

     "The offer has the Board's full support and management looks forward to developing the business vigorously as part of Thames Water."

     William Alexander, chief executive of Thames Water said, "This transaction will reinforce our position as the leading company solely focused on providing water and wastewater operations and services around the world.

     "Thames Water has been building its presence in the U.S. for some time and we have concluded that the scale and speed with which we can secure new business would be significantly enhanced by this acquisition. E'town has a proven track record, is well placed for growth and operates in a region with strong potential. In addition, we share a passion for excellence in customer service and together our capability to address opportunities on a broader front will be considerably strengthened."

     E'town operates in New Jersey and is one of the largest investor-owned water utilities in the United States. E'town is made up of two regulated water utilities (Elizabethtown Water Company and The Mount Holly Water Company), two non-regulated contract operations (Liberty Water Company and Edison Water Company), a regulated wastewater company (Applied Wastewater Management, Inc.), an engineering/operations business (Applied Water Management, Inc.) and a real estate company (E'town Properties, Inc.). In the year ended December 31, 1998, E'town supplied 51 billion gallons of water to approximately 234,000 retail customers, serving a population of more than 1 million people.

     For the twelve months ended September 30, 1999, E'town had revenue of $159.4 million, and net income of $24.5 million. E'town's shareholders' equity was $229 million as of September 30, 1999.

     The acquisition of E'town Corporation represents an important step in the continuing development of Thames Water's international activities and enhance its ability to accelerate the growth of its operations in North America. Thames Water is the third largest global water service provider with more than 21 million customers and 12,500 employees worldwide.

     Thames Water's strategy is to develop its position as the leading company solely focused on providing water and wastewater operations and services around the world. Expanding its presence in North America (the largest market in the world) complements Thames' established businesses in Europe and Asia. Thames Water currently serves a customer base of more than 9.8 million outside of the U.K., and its international operations generated an operating profit of $33.8 million on sales of $104. 9 million in the six months ended September 30, 1999.

     The acquisition of E'town will constitute Thames Water's most significant investment in the United States market and will make a major contribution to its international profile and spread of activities. The United States is expected to provide opportunities for profitable growth in the water and wastewater market, particularly as municipal authorities are increasingly willing to outsource these operations to private companies.

     Thames Water intends to work closely with the E'town management team in order to support the future development of the company and to achieve the added value that will be generated by the combination of these two successful companies. Anne Estabrook, chairman of E'town since May 1997 and a director of E'town since 1985, will have an advisory role within Thames Water International. Andrew Chapman, president of E'town since May 1997 and a director of E'town since 1995, has agreed to lead E'town's management team.

     The acquisition requires the approval of E'town shareholders. This approval will be sought at a special shareholders meeting expected to be held during the first quarter of 2000. The acquisition is also subject to approval by the New Jersey Board of Public Utilities and the United States antitrust authorities. These approvals are expected to be secured before the fourth quarter of 2000.


                          Contacts:     Gail P. Brady
                                        Sr. Vice President, Chief Financial
                                        Officer & Treasurer
                                        (908) 301-3200

                                        Donna Gregory
                                        Director -- Corporate Communication
                                        (908) 301-3235

                                        Erin Reilly
                                        Corporate Communication Coordinator
                                        (908) 301-3234